Exhibit 99.1

Neumora Therapeutics Announces Leadership Transition

Paul L. Berns, executive chair of Neumora Board of Directors, to serve as chief executive officer and chairman of the Board

Joshua Pinto, Ph.D. to serve as president

Bill Aurora, Pharm.D. to serve as chief operating and development officer; Michael Milligan to serve as chief financial officer

Neumora to host conference call on March 3, 2025 to report its fourth quarter and full year 2024 financial results and provide a business update

WATERTOWN, Mass., February 13, 2025 – Neumora Therapeutics, Inc. (Nasdaq: NMRA), a clinical-stage biopharmaceutical company with a therapeutics pipeline consisting of seven clinical and pre-clinical brain disease programs, today announced that effective February 14, 2025, Paul L. Berns, Neumora’s co-founder and executive chair of the Board of Directors, will transition to chief executive officer and chairman of the Board, and Henry Gosebruch will be leaving the Company. Additionally, Joshua Pinto, Ph.D., will serve as president, Bill Aurora, Pharm.D., will serve as chief operating and development officer, and Michael Milligan will serve as chief financial officer.

Neumora was founded to confront the global brain disease crisis by taking a fundamentally different approach to the way treatments for brain diseases are developed. To achieve that goal, the Company has built an industry leading pipeline of seven programs, each pursuing therapeutically relevant targets with novel mechanisms of action and best-in-class pharmacology. Neumora believes that each of its programs has the potential to reshape the treatment of its target indication. Across the pipeline, Neumora expects clinical data readouts from all three of its clinical-stage programs in 2025. The pipeline is complimented by a world class team of neuroscience drug developers and company builders and is supported by a strong financial foundation.

“Neumora is poised to reach its potential, working to maximize shareholder value, and most importantly, to make a difference for the millions of people living with brain diseases,” said Paul L. Berns. “We have seven novel neuroscience programs in the pipeline and four clinical data readouts on the horizon, including data from the ongoing Phase 3 program with navacaprant in depression. This provides significant opportunities to improve the treatment of brain diseases and address unmet needs by bringing novel medicines to people who need them most.”

“On behalf of the Board, I would like to thank Henry for his contributions to Neumora and important capabilities created at the Company. We wish him all the best in the future,” Mr. Berns continued.

“I am honored to serve as president of Neumora,” said Dr. Joshua Pinto. “Neumora is in a strong position, advancing studies in some of the most prevalent brain diseases with multiple near-term clinical inflection points. We have an industry leading pipeline and the opportunity to reshape how brain diseases are thought about and treated. I look forward to working with our team in this expanded role as we seek to deliver on that mission.”

Conference Call Information

Neumora will host a conference call and live webcast at 8:00 a.m. ET on Monday, March 3, 2025 to report its fourth quarter and full year 2024 financial results and provide a business update.

A live webcast of the event will be available on the events and presentations section of the Company’s website at www.neumoratx.com. A replay of the webcast will be available following the completion of the event and will be archived for up to 30 days. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call.

About Neumora

Neumora Therapeutics, Inc. is a clinical-stage biopharmaceutical company founded to confront the global brain disease crisis by taking a fundamentally different approach to the way treatments for brain diseases are developed. Our therapeutic pipeline currently consists of seven clinical and preclinical neuroscience programs that target novel mechanisms of action for a broad range of underserved neuropsychiatric disorders and neurodegenerative diseases. Our work is supported by an integrated suite of translational, clinical, and computational tools to generate insights that can enable precision medicine approaches. Neumora’s mission is to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients suffering from brain diseases.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements about Neumora Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including statements related to: Neumora’s mission to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients suffering from brain diseases; the potential of Neumora’s pipeline programs, timing of data readouts and inflection points; leadership changes; Neumora’s financial position; and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Other than statements of historical facts, all statements contained in this press release, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause the actual results or to be materially different from the information expressed or implied by these forward-looking statements, including, among others: the risks related to the inherent uncertainty of clinical drug development and unpredictability and lengthy process for obtaining regulatory approvals; risks related to the timely initiation and enrollment in our clinical trials; risks related to our reliance on third parties, including clinical research organizations; risks related to serious or undesirable side effects of our therapeutic candidates; risks related to our ability to utilize and protect our intellectual property rights; and other matters that could affect sufficiency of capital resources to fund operations. For a detailed discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Neumora’s business in general, please refer to the risk factors identified in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024. Forward-looking statements speak only as of the date hereof, and, except as required by law, Neumora undertakes no obligation to update or revise these forward-looking statements.

Neumora Contact:

Helen Rubinstein

315-382-3979

Helen.Rubinstein@neumoratx.com